Exhibit 99.1

ACTIVE POWER ANNOUNCES THIRD QUARTER 2006 RESULTS

Revenues Increase, Losses Narrow

AUSTIN, Texas (October 25, 2006) -- Active Power, Inc. (NASDAQ: ACPW) today announced results for its third quarter ended September 30, 2006.  Revenue for the third quarter of fiscal 2006 was $5.7 million, up 27% from the same period last year and up 5% from the previous quarter.  For the nine-month period ended September 30, 2006 revenues were $16.8 million compared to $12.6 million in 2005, an increase of 33%.

Net loss for the third quarter of 2006 was $4.9 million, or 10 cents per share, compared to a net loss of $5.2 million, or 11 cents per share, for the same period last year and a net loss of $6.0 million, or 12 cents per share in the previous quarter.  Net loss for this quarter includes $728,000, or 1 cent per share, for stock-based compensation and $458,000 related to severance expenses following a reduction in headcount in July. Excluding the effects of stock-based compensation expense, which we began reporting in 2006 and the severance costs, our loss for the quarter represents a 29% improvement as compared to the $5.2 million loss recorded in the third quarter of 2005.

For the quarter, the Company reported a record gross profit of $911,000 or 16% of total revenue. This was an improvement of 18 percentage points from the -2% gross profit reported in the immediately prior quarter and a 15 percentage point improvement from the 1% gross profit recorded in the same period last year. This improvement reflects our recent initiatives to address premium markets, accelerate our growth in power quality services, the benefit of recent price increases and a continued shift in our sales mix towards higher margin direct sales transactions.

Cash and investments usage for the quarter was $6.3 million, within our previously provided guidance as compared to $6.8 million for the same period last year and $4.0 million for the previous quarter.  Cash and investments at September 30, 2006 were $26.7 million.

“In the third quarter we began to see positive results from our efforts to diversify our sales channels, increase prices, grow services, manage operating costs, and in general focus the company towards profitable growth,” said Jim Clishem, President and CEO of Active Power.  “Our gross profit improvements reflect our determined activities to focus on the business fundamentals while increasing our brand awareness in the power quality industry.  Bookings have grown significantly in the quarter. We have seen particularly strong growth in our MegaWatt-Class UPS products where our advantages of higher efficiency and unmatched power density are magnified compared to alternative technologies.”

“I was particularly pleased with the substantial increase in our service revenues this quarter to $905,000, representing a 69% increase from the same period last year. We continue to execute upon our multi-channel sales strategy while deploying global sales initiatives. I believe we will continue to opportunistically garner additional market share from our competition as we focus upon delivering innovative power solutions in the more profitable market segments” continued Clishem.

Recent Business Highlights:

•

MegaWatt-Class systems revenues have grown over 500% compared to the same period last year which continues to validate the growth and acceptance of Active Power’s positioning in the high power data center and industrial markets.

•	Beginning to gain market traction with CoolAir and our unique service oriented ‘usage’ pricing model which augments our traditional client option to purchase the product outright.

•

Service revenue grew 43% over the prior quarter to $905,000 reflecting our commitment to the Active Power branded products and our desire to connect directly with our clients as a comprehensive service provider.

•	Announced the appointment of industry veteran Gary Rackow as Vice President of Sales – Americas with responsibilities for the Company’s sales in both North and South America.

•

Shipped equipment to nine countries in Q3. International sales accounted for 50% of our total revenue in Q3, and we believe that sales through our EMEA channel will continue to be a growth driver for the remainder of 2006.

•

In July 2006 we reduced our workforce by approximately 19% or 32 people, across all departments to reduce our rate of cash expenditures and better align our resources and spending with our changing business strategy of supporting a multi-channel sales approach and commercializing previously developed technologies. We incurred termination benefits and costs of approximately $458,000 with these actions that was expensed during the third quarter of 2006.

•	Filed a shelf registration statement on Form S-3 with the Securities and Exchange Commission to provide the Company with the flexibility to consider and satisfy possible future financing requirements.

Outlook:

Active Power expects Q4 2006 revenue to be approximately $6 to $7 million and Q4 earnings per share to be a loss of approximately 9 to 11 cents, which includes approximately 1 cent per share for stock-based compensation expenses.  We expect cash and investments usage in Q4 to decline and be in the range of $4.5 to $5.5 million.

Conference call:

The Company will host a conference call today, Wednesday, October 25, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q3 results.  A replay of the webcast will be available until November 8th.  Investors may access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets environmentally friendly power quality solutions that provide the consistent, reliable electric power required during utility disturbances.  An ISO 9001-certified company, we believe that Active Power was the first to commercialize a flywheel energy storage system, CleanSource® that provides a highly reliable, low-cost and non-toxic energy storage solution for use in conventional power quality installations. Active Power has also recently developed a new extended runtime product line (CoolAir™) based on its proprietary thermal and compressed air storage technology.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties.  Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights; potential future acquisitions; potential Sarbanes-Oxley Section 404 compliance issues; the volatility of our stock price regardless of our actual financial performance;  and other factors detailed in our filings with the Securities and Exchange Commission.  Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us.  Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc.  All other trademarks are the properties of their respective companies.

Active Power Contacts:

John Penver, Investors, 512.744.9234, jpenver@activepower.com
Alan Polasek, Media, 512.327.2195, apolasek@bernardgroup.com

ACTIVE POWER, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2006	2005	2006	2005

Product revenue	$4,823	$3,980	$14,702	$11,068
Service and spares revenue	905	536	2,061	1,560

Total revenue	5,728	4,516	16,763	12,628
Cost of product revenue	4,131	3,984	14,289	11,348
Cost of service and spares revenue	686	501	1,829	1,542

Total cost of revenue	4,817	4,485	16,118	12,890
Gross profit (loss)	911	31	645	(262)
Operating expenses:
Research and development	1,992	2,793	6,256	7,831
Selling and marketing	2,488	1,772	7,763	5,098
General & administrative	1,640	1,140	4,987	4,963

Total operating expenses	6,120	5,705	19,006	17,892

Operating loss	(5,209)	(5,674)	(18,361)	(18,154)
Interest income	346	416	1,122	1,212
Gain due to change in market value of investment rights	—	150	—	964
Other income (expense)	6	(80)	338	(141)

Net loss	$(4,857)	$(5,188)	$(16,901)	$(16,119)

Net loss per share, basic & diluted	$(0.10)	$(0.11)	$(0.34)	$(0.34)
Shares used in computing net loss per share, basic & diluted	49,796	48,693	49,544	47,810
Comprehensive loss:
Net loss	$(4,857)	$(5,188)	$(16,901)	$(16,119)
Translation gain subsidiaries in foreign currencies	34	—	31	—
Unrealized gain (loss) on investments in marketable securities	45	(48)	67	(91)
Realized loss on investments in marketable securities	—	84	—	91

Comprehensive loss	$(4,778)	$(5,152)	$(16,803)	$(16,119)

ACTIVE POWER, INC.
CONDENSED BALANCE SHEETS
(Thousands)

	September 30, 2006	December 31, 2005

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,053	$7,590
Restricted cash	116	116
Short-term investments in marketable securities	12,553	31,364
Accounts receivable, net	3,805	5,769
Inventories	10,525	4,242
Prepaid expenses and other	670	596

Total current assets	39,722	49,677
Property and equipment, net	7,720	7,530
Long-term investments in marketable securities	1,970	2,970
Deposits and other	188	188

Total assets	$49,600	$60,365

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,575	$2,264
Accrued expenses	4,075	3,780
Deferred revenue	532	205

Total current liabilities	7,182	6,249
Stockholders’ equity:
Common stock	50	49
Treasury stock	(5)	(5)
Deferred stock compensation	—	(293)
Additional paid-in capital	239,959	235,147
Accumulated deficit	(197,590)	(180,689)
Other accumulated comprehensive income	4	(93)

Total stockholders’ equity	42,418	54,116

Total liabilities and stockholders’ equity	$49,600	$60,365

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